Exhibit 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated July 17, 2024 relating to the financial statements of NaturalShrimp Incorporated (the “Company”) as of and for the years ended March 31, 2024 and 2023 in this Registration Statement on Post-Effective Amendment No.1 FORM S-1, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
July 24, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com